Exhibit 4.1

LIVEONE, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PERPETUAL CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

Delaware General Corporation Law

The undersigned, Robert S. Ellin does hereby certify that:

1. He is the Chief Executive Officer and Chairman of LiveOne, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), none of which are outstanding as of the date hereof.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) provides for a class of its authorized stock known as Preferred Stock, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Series A Preferred Stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, pursuant to the Certificate of Incorporation the Board of Directors desires to create and fix the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of the Series A Perpetual Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation and the provisions of the Certificate of Incorporation, this Certificate of Designation is being filed with the office of the Secretary of State of Delaware on or about the date hereof, to create a class of authorized Series A Perpetual Convertible Preferred Stock to be designated as Series A Perpetual Convertible Preferred Stock, and that the designation and number of shares thereof and the voting powers, preferences and other rights of the shares of Series A Perpetual Convertible Preferred Stock, and the qualifications, limitation and restrictions thereof, are as follows:

TERMS OF SERIES A PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(d).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, $0.001 par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, Series A Preferred Stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(d).

“Harvest Funds” shall mean collectively Harvest Small Cap Partners, L.P., a Delaware limited partnership, and Harvest Small Cap Partners Master, Ltd., a Cayman Islands company, and any of their assignees and designees.

“Holder” shall have the meaning given such term in Section 2.

“Junior Stock” shall have the meaning set forth in Section 9.

“Liquidation” shall have the meaning set forth in Section 5.

“Majority Holders” shall have the meaning set forth in Section 4(a).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

“Parity Stock” shall have the meaning set forth in Section 9.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Qualified Offering” means any financing transaction consummated after the Original Issue Date in which the Corporation, directly or indirectly, raises, in aggregate, gross proceeds of more than $20,000,000 of new capital.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Preferred Stock” shall have the meaning set forth in the WHEREAS clauses.

“Senior Preferred Stock” shall have the meaning set forth in Section 9.

“Series A Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Successor Entity” shall have the meaning set forth in Section 7(d).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means VStock Transfer, LLC, with an address at 18 Lafayette Place, Woodmere, NY 11598, telephone number is (212) 828-8436, and any successor transfer agent of the Corporation.

“Trinad Capital” means Trinad Capital Master Fund Ltd. or its assignees or designees holding its Series A Preferred Stock.

Section 2. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as its Series A Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be one hundred thousand (100,000) (which shall not be subject to increase without the written consent of the holders of the Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) constituting Majority Holders). Each share of Series A Preferred Stock shall have a par value of $0.001 per share and a stated value per share equal to $1,000 (the “Stated Value”). The Series A Preferred Stock will initially be issued in book-entry form registered in the name of the applicable Holders, or as otherwise directed by the applicable Holders. A beneficial owner of Series A Preferred Stock shall have all the rights and remedies of a Holder hereunder. A beneficial owner of Series A Preferred Stock has the right, upon written notice by such beneficial owner to the Corporation, to request the exchange of some or all of such beneficial owner’s interest in Series A Preferred Stock represented by one or more global Series A Preferred Stock certificates in book-entry from for a physical Series A Preferred Stock certificate (a “Series A Preferred Stock Certificate Request Notice” and the date of delivery of such Series A Preferred Stock Certificate Request Notice by a beneficial owner, the “Series A Preferred Stock Certificate Request Notice Date” and the deemed surrender upon delivery by the beneficial owner of a number of book-entry shares of Series A Preferred Stock for the same number of shares of Series A Preferred Stock represented by a physical stock certificate, a “Series A Preferred Stock Exchange”, and such physical certificate(s), a “Series A Preferred Stock Certificate”). Upon delivery of a Series A Preferred Stock Certificate Request Notice, the Corporation shall promptly effect the Series A Preferred Stock Exchange and shall promptly issue and deliver to the beneficial owner a physical Series A Preferred Stock Certificate for such number of shares of Series A Preferred Stock represented by its interest in such book-entry certificates in the name of the beneficial owner. Such Series A Preferred Stock Certificate shall be dated the Original Issue Date and shall be executed by the authorized signatories of the Corporation. In connection with a Series A Preferred Stock Exchange, the Corporation agrees to deliver the Series A Preferred Stock Certificate to the Holder within three (3) Business Days of the delivery of a properly completed and executed Series A Preferred Stock Certificate Request Notice pursuant to the delivery instructions in the Series A Preferred Stock Certificate Request Notice. The Corporation covenants and agrees that, upon the date of delivery of the properly completed and executed Series A Preferred Stock Certificate Request Notice, the Holder shall be deemed to be the holder of the Series A Preferred Stock Certificate and, notwithstanding anything to the contrary set forth herein, the Series A Preferred Stock Certificate shall be deemed for all purposes to represent all of the terms and conditions of the Series A Preferred Stock evidenced by such book-entry Series A Preferred Stock certificates and the terms hereof.

Section 3. Dividends. Holders shall be entitled to receive, and the Corporation shall pay, by issuing shares of Series A Preferred Stock or paying in cash to Holders, subject to and as provided in this Section 3, dividends on each share of Series A Preferred Stock, based on the Stated Value, at a rate of twelve percent (12%) per annum (the “Interest”), commencing on the Original Issue Date until the date that such share of Series A Preferred Stock is converted to Common Stock (the “Interest Termination Date”). So long as a Holder’s shares of Series A Preferred Stock are outstanding, Interest payments shall accrue and be compounded daily on the basis of a 360-day day year and twelve (12) 30-day months and shall be paid in arrears to such Holder on the earlier of the following dates (i) the Interest Termination Date and (ii) quarterly on April 1st, July 1st, October 1st and January 1st of each year (each such date, an “Interest Payment Date”). At the option of the Corporation, the Interest payments may be made in shares of Series A Preferred Stock valued at a price per share equal to the Stated Value (the “Interest Shares”) for the Interest Payment Dates occurring during the first twelve (12) months after the Original Issue Date, and thereafter in Interest Shares or in cash at the sole option of the Holder; provided, that Trinad Capital shall receive Interest payments solely in Interest Shares. Holders other than Trinad Capital shall receive the Interest payments in cash on the Interest Payment Date unless such Holder provides written notice to the Corporation (email notice will suffice) at least ten (10) days prior to the applicable Interest Payment Date indicating such Holder’s election to receive Interest Shares in lieu of a cash payment for the applicable Interest Payment Date; provided, that during such notice period a Holder may provide Conversion Notice to the Corporation as provided in this Certificate of Designation. In addition, in the event the Corporation declares any distribution or dividend of any of its assets or any shares of capital stock of any of its subsidiaries pro rata to the record holders of any class of shares of Common Stock, the Corporation shall calculate and distribute to each Holder its pro rata portion of any such distribution (calculated on an as-converted basis with respect to the shares of Series A Preferred Stock then outstanding as of the record date set by the Company for such distribution or dividend) concurrently with the distribution to the then record holders of any class of Common Stock. Except as provided in this Section 3, Section 5 and Section 7, no other dividends shall be paid on shares of Series A Preferred Stock.

Section 4. Voting Rights. The Series A Preferred Stock shall have no voting rights, except as set forth in this Section 4 or as otherwise required by law.

(a) During the period any shares of Series A Preferred Stock remain outstanding, unless the Corporation has received the approval of the majority of the votes entitled to be cast by the holders of Series A Preferred Stock outstanding at the time of such vote (voting together as a single class) (the “Majority Holders”), either at a meeting of holders of Series A Preferred Stock or by written consent, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)	increase the number of authorized shares of Series A Preferred Stock;

(ii)	issue or obligate itself to issue additional shares Series A Preferred Stock other than Interest Shares; or

(iii)	amend, alter or repeal any provision of this Certificate of Designation;

(iv)	amend, alter or repeal any provision of the Certificate of Incorporation or other charter documents in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock or in any manner that adversely affects any rights of the Holders; or

(v)	enter into any agreement with respect to the foregoing.

For purposes of the foregoing voting requirements, the increase in the amount of the authorized Preferred Stock (other than Series A Preferred Stock) or Common Stock, or the creation or issuance of any other series of Preferred Stock or Common Stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, shall not in itself be deemed to materially and adversely affect the rights, preferences or voting powers of the Series A Preferred Stock. The restrictions in this Section 4(a) shall not be deemed to limit or waive any other rights or remedies available to the Holders by written agreement or applicable law.

(b) The above voting provisions will not apply with respect to shares of Series A Preferred Stock if, at or before the time when the act with respect to which the vote would otherwise be required is effected, such outstanding shares of Series A Preferred Stock are subject to a notice of redemption pursuant to the provisions in Section 8(a) or Section 8(b) below and funds sufficient to pay the applicable redemption price, including accumulated and unpaid Interest and other due and unpaid dividends or distributions, for all of such shares of Series A Preferred Stock called for redemption have been paid to the applicable Holder in full; provided, that any conversion or redemption of any shares of Series A Preferred Stock outstanding as of the applicable vote date or record date (as applicable) shall not prevent the Holder thereof from exercising its voting rights provided pursuant to this Section 4 with respect to the action or vote the Holder of such converted or redeemed shares of Series A Preferred Stock would have been otherwise entitled to vote as of such applicable vote date or record date (as applicable); provided, further that for purposes of any unpaid dividends or distributions that are due and paid after any conversion of a Holder’s shares of Series A Preferred Stock, the Holder shall continue to be entitled to such due and unpaid dividends or distributions with respect to such Holder’s Conversion Shares resulting from such Holder’s conversion of its Series A Preferred Stock then held as of the record date applicable to determine eligibility for such dividend or distribution, which Conversion Shares such Holder continues to hold from the date of conversion through the payment date of such applicable dividends or distributions.

(c) When the Series A Preferred Stock is entitled to vote, such shares are entitled to one thousand (1000) votes per share of Series A Preferred Stock. In any matter in which the Series A Preferred Stock may vote as a single class with any other series of Preferred Stock (as may be required by law), each share of Series A Preferred Stock shall be entitled to one thousand (1000) votes per share of Series A Preferred Stock. Except as provided in this Section 4, the Corporation may create additional series or classes of Preferred Stock, increase the authorized number of shares of Preferred Stock and issue additional series of Preferred Stock without the consent of any holder of the Series A Preferred Stock.

(d) The holders of Series A Preferred Stock are not entitled to vote separately as a class or series on any amendment, modification or restatement Certificate of Incorporation, except as would be unlawful under the laws of the State of Delaware or except as required by this Section 4.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the greater of the following amounts:

(a) the aggregate Stated Value of the Series A Preferred Stock; or

(b) the amount the Holder would be entitled to receive if the Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock.

In addition, in the case of either (a) or (b) above, the Holders will be entitled to the payment of all accrued but unpaid Interest and other declared and due but unpaid dividends or distributions, if any, on the Series A Preferred Stock and, in the event any of such dividends or distributions are payable in shares of Common Stock, the cash value of such shares of Common Stock upon Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

(a)  Conversions at Option of Holder. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time on or after the Original Issue Date, at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d), which limitation shall not be applicable to Trinad Capital) determined by dividing the Stated Value of such share of Series A Preferred Stock by the Conversion Price. Holders shall also be paid (i) any accrued and unpaid Interest at the same time that such Conversion Shares are issued to the Holder, and (ii) other declared and due but unpaid dividends or distributions, if any, payable to holders of record of Common Stock (including for such purpose payable on shares of Series A Preferred Stock based on the applicable rate of conversion calculated on an as-converted basis with respect to such shares of Series A Preferred Stock then outstanding as of the record date set by the Company for such dividend or distribution), at the same time such due but unpaid dividends or distributions are paid to holders of record of Common Stock; provided, that for purposes of any unpaid dividends or distributions that are due and paid after any conversion of a Holder’s shares of Series A Preferred Stock, the Holder shall continue to be entitled to such due and unpaid dividends or distributions with respect to such Holder’s Conversion Shares resulting from such Holder’s conversion of its Series A Preferred Stock then held as of the record date applicable to determine eligibility for such dividend or distribution, which Conversion Shares such Holder continues to hold from the date of conversion through the payment date of such applicable dividends or distributions. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder if such Notice of Conversion is delivered prior to 5:30 p.m. (New York City time). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue.  Shares of Series A Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b)  Conversion Price. The conversion price for the Series A Preferred Stock shall equal $2.10 (the “Conversion Price”), subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the Original Issue Date as set forth in Section 7 hereof.

(c)  Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) Conversion Shares in book-entry form through the Corporation’s transfer agent, which (x) if such Conversion Shares are subject to a then effective registration statement or accompanied by a legal opinion reasonably acceptable to the Corporation, shall be free of restrictive legends and trading restrictions, or (y) if such Conversion Shares are not subject to a then effective registration statement and are not accompanied by a legal opinion reasonably acceptable to the Corporation, shall bear restrictive legends and trading restrictions as provided herein, in each case whether under clause (x) or (y) representing the number of Conversion Shares being acquired upon the conversion of the Series A Preferred Stock, and (B) (1) a check or a wire payment in the amount of accrued and unpaid cash dividends or other declared and but unpaid cash dividends or distributions, if any, payable at such time, and (2) additional shares of Common Stock (or Common Stock Equivalents, if applicable) or assets (as applicable) with respect to accrued and unpaid dividends or other declared but unpaid dividends or distributions, if any, payable at such time in shares of Common Stock (or Common Stock Equivalents, if applicable) or assets to the record holders of any class of shares of Common Stock (including for such purpose payable on shares of Series A Preferred Stock calculated on an as-converted basis with respect to the shares of Series A Preferred Stock then outstanding as of the record date and payment date set by the Company for such distribution or dividend); provided, that for purposes of any unpaid dividends or distributions that are due and paid after any conversion of a Holder’s shares of Series A Preferred Stock, the Holder shall continue to be entitled to such due and unpaid dividends or distributions with respect to such Holder’s Conversion Shares resulting from such Holder’s conversion of its Series A Preferred Stock then held as of the record date applicable to determine eligibility for such dividend or distribution, which Conversion Shares such Holder continues to hold from the date of conversion through the payment date of such applicable dividends or distributions.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series A Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares and payment of all accrued or declared but unpaid dividends or distributions, if any, payable at such time(s) as provided in this Certificate of Designation, upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the sum of the Stated Value of Series A Preferred Stock plus all accrued or declared and due but unpaid dividends or distributions, if any, payable at such time, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares or all accrued and unpaid dividends and other declared and due but unpaid dividends or distributions, if any, payable at such time, pursuant to Section 6(c)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series A Preferred Stock being converted, $20 per Trading Day (increasing to $40 per Trading Day on the fourth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares and all such dividends and distributions that are declared and due and unpaid and are payable at such time are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares or dividends or distributions within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares to which the Holder is entitled under this Certificate of Designation by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(v) Reservation of Shares Issuable Upon Conversion and Payment of Interest in Shares.

(A) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purposes of issuance upon conversion of the Series A Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series A Preferred Stock and the payment of any and all dividends and distributions payable to the Holders in shares of Common Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(B) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Series A Preferred Stock for the sole purposes of issuance of the Series A Preferred Stock as Interest Shares as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred Stock), not less than such aggregate number of shares of the Series A Preferred Stock as shall be issuable as the payment of any and all accruing dividends payable to the Holders in shares of Series A Preferred Stock. The Corporation covenants that all shares of Series A Preferred Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock or the payment of dividends in Common Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion or any shares of Common Stock issuable upon the payment of dividends in shares of Common Stock, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Series A Preferred Stock.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series A Preferred Stock and the issuance of Interest Shares, shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares or Interest Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares or Interest Shares upon conversion in a name other than that of the Holders of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares or Interest Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares and/or any Interest Shares.

(d)  Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Series A Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series A Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series A Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Series A Preferred Stock. Except for any such increases consented to in the applicable Exchange Agreement, dated on or about the date hereof (collectively, the “Exchange Agreements”), entered into by such Holder (which increase shall be effective at the time the shares of Series A Preferred Stock are issued to such Holder), any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock. This Section 6(d) shall not be applicable to any Series A Preferred Stock held by Trinad Capital.

Section 7. Certain Adjustments.

(a)  Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Series A Preferred Stock or the payment of Interest as contemplated by the Exchange Documents), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification, and shall be calculated on an as-converted basis with respect to the shares of Series A Preferred Stock then outstanding as of both the record date and the payment date or the effective date (as applicable) set by the Company for such distribution, dividend, subdivision, combination or re-classification, as applicable; provided, that for purposes of any adjustment that is required to be made pursuant to this Section 7(a) that is to be made after any conversion of a Holder’s shares of Series A Preferred Stock, the Holder shall continue to be entitled to such adjustment with respect to such Holder’s Conversion Shares resulting from such Holder’s conversion of its Series A Preferred Stock then held as of the record date applicable to determine eligibility for such adjustment, which Conversion Shares such Holder continues to hold from the date of conversion through the date of effectiveness of such applicable adjustment.

(b)  Subsequent Rights Offerings. During such time as this Series A Preferred Stock is outstanding, in addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) outstanding immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(c)  Pro Rata Distributions. During such time as this Series A Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) outstanding immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d)  Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of a Holder’s Series A Preferred Stock then outstanding, such Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Series A Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which such Holder’s Series A Preferred Stock is outstanding and convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Series A Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of such Holder’s Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new Series A Preferred Stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such Holder’s Series A Preferred Stock then outstanding into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series A Preferred Stock, deliver to such Holder in exchange for such Holder’s Series A Preferred Stock then outstanding a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series A Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of such Holder’s Series A Preferred Stock (without regard to any limitations on the conversion of this Series A Preferred Stock) outstanding immediately prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Series A Preferred Stock outstanding immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

(e)  Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(f)  Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each record Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred Stock, and shall cause to be delivered by facsimile or email to each record Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. Each Holder acknowledges receipt of written notice of the Company’s intended special dividend to the Company’s stockholders of record as of January 16, 2023 of a certain number of shares of common stock of PC1, as set forth in the SEC Reports (as defined in the Exchange Agreements), and no additional notice shall be required with respect to such dividend. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Series A Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Redemption.

(a) Optional Redemption. The Series A Preferred Stock is perpetual and has no maturity date. The Corporation may, at its option (the “Optional Redemption Right”), by delivery of a Notice of Redemption at any time after the Original Issue Date but before the Mandatory Redemption Date, if all of the Harvest Funds’ shares of Series A Preferred Stock have not been converted into shares of Common Stock prior to the Redemption Date, purchase up to $5,000,000 in aggregate of the outstanding shares of Series A Preferred Stock held by the Harvest Funds, in whole or in part, at a cash redemption price per share of Series A Preferred Stock equal to the Stated Value (the “Redemption Price”). The Redemption Price for any shares of Series A Preferred Stock shall be payable to the Holder of such shares of Series A Preferred Stock against surrender of the certificate(s) evidencing such shares, if any, to the Corporation or its agent, if the shares of the Preferred are issued in certificated form.

(b) Mandatory Redemption. The Corporation shall be required on or before the eighteen (18) month anniversary of the Original Issue Date (the “Mandatory Redemption Date”), and in any event if prior to the Mandatory Redemption Date, the Corporation consummates a Qualified Offering, if all of the shares of Series A Preferred Stock have not been converted to shares of Common Stock prior to the Mandatory Redemption Date, to purchase $5,000,000 in aggregate of the outstanding shares of Series A Preferred Stock held by the Harvest Funds (the “Mandatory Redemption Amount”) at the Redemption Price (the “Mandatory Redemption”). If the Optional Redemption Right is elected and exercised up to the full $5,000,000 amount, the Mandatory Redemption requirement shall be terminated; provided, that if the Optional Redemption Right is elected and exercised in any amount less than $5,000,000, the Mandatory Redemption Amount shall be reduced by the amount that the Optional Redemption Right has been elected and exercised.

(c) No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions, except as provided herein. Except as provided herein, holders of the Series A Preferred Stock will have no right to require redemption of any shares of Series A Preferred Stock.

(d) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given to the Holders in the manner provided for notices in Section 10(a) hereafter (a “Redemption Notice”). Such notice shall be provided at least twenty (20) days and not more than sixty (60) days before the date fixed for redemption. Any notice sent as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail or email, or any defect in such notice or in the mailing or delivery thereof, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice of redemption given to a Holder shall state: (1) the redemption date on which payment shall occur, (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares of Series A Preferred Stock to be redeemed from such Holder, (3) the Redemption Price and (4) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price.

(e) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be redeemed, by the Corporation, pro rata from the Holders of record of the shares of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by such Holders. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions on which shares of Series A Preferred Stock shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series A Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without charge to the Holders thereof.

(f) Effectiveness of Redemption; Payment of Redemption Amounts. If notice of redemption has been duly given, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series A Preferred Stock are issued in certificated form, on and after the redemption date all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption, without interest. For clarity, each Holder, at its option, shall be entitled to convert its shares of Series A Preferred Stock into Common Stock pursuant to Section 6, and such shares shall not be subject to redemption hereunder, by delivery of a Notice of Conversion any time prior to the applicable redemption date.

(g) This Section 8 shall not be applicable to any Series A Preferred Stock held by Trinad Capital.

Section 9. Ranking. Except to the extent that the Majority Holders expressly consent to the creation of Parity Stock or Senior Preferred Stock, all shares of Common Stock and all shares of capital stock of the Corporation authorized or designated after the date of the designation of the Series A Preferred Stock shall be junior in rank to the Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). Without limiting any other provision of this Certificate of Designation, without the prior express consent of the Majority Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”) or (ii) of pari passu rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”).

Section 10. Miscellaneous.

(a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holders or the Corporation hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or email, or sent by a nationally recognized overnight courier service, addressed to (i) the Corporation at the address set forth above Attention: Robert S. Ellin, Chief Executive Officer, email address rob@liveone.com (with a copy to (which shall not constitute notice) Aaron Sullivan, CFO, at aaron@liveone.com, Tenia Muhammad at tenia@liveone.com and Sasha Ablovatskiy, Esq. of Foley Shechter Ablovatskiy LLP at sablovatskiy@foleyshechter.com) or such other email address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10, or (ii) the applicable Holder at the most current address for such Holder, in the Corporation’s records, or such other email address or address as such Holder may specify for such purposes by notice to the Corporation delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation or the Holders hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each record Holder or at the email address or address of such Holder appearing on the books of the Corporation or to the Corporation at the address set forth above. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section 10 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email at the email address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends or other declared but unpaid dividends or distributions (if any), as applicable, and payable on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of New Castle. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(e) Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f) Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

(j) No Preemptive Rights. No holders of Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for the Common Stock or any of its other securities.

(k) Record Holders. The Corporation, the Corporation’s transfer agent and the transfer agent for the Series A Preferred Stock shall deem and treat the record holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent(s) shall be affected by any notice to the contrary.

(l) Status of Acquired Shares. All shares of Series A Preferred Stock redeemed by the Corporation in accordance with the terms hereof, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

(m) Miscellaneous. The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation, this Certificate of Designation and any other written agreements applicable to such Holder and the Company (including, without limitation, the Exchange Agreements). The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in this Certificate of Designation are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in this Certificate of Designation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

*********************

RESOLVED, FURTHER, that the Chief Executive Officer of the Corporation be and he hereby is authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 2nd day of February 2023.

LiveOne, Inc.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	CEO & Chairman

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Perpetual Convertible Preferred Stock indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of LiveOne Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Stated Value of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Series A Preferred Stock subsequent to Conversion:

[HOLDER]

By:
Name:
Title:

19